THE INTERPUBLIC GROUP OF COMPANIES, INC.
WORLDWIDE ADVERTISING AND MARKETING COMMUNICATIONS
1271 Avenue of the Americas, New York, N.Y. 10020


                                                           FOR IMMEDIATE RELEASE

           INTERPUBLIC ANNOUNCES RESTRUCTURING CHARGE: FUTURE SAVINGS
                            EXPECTED TO IMPROVE OPERATIONS

New York, January 23, 2000 (NYSE: IPG) - Philip H. Geier, Chairman and Chief Executive Officer of The Interpublic Group of Companies, Inc. ("the Company") announced today that the Company will recognize total after-tax restructuring charges of between $100 and $115 million in connection with the previously announced merger of Lowe & Partners Worldwide ("Lowe & Partners") and Ammirati Puris Lintas ("APL"). It is expected that a significant portion of the total costs will be recognized in the fourth quarter of 1999, when the restructuring activities began, with the remainder being recognized over the next several months.

In October 1999 the Company announced the merger of Lowe & Partners and APL to form an agency network called Lowe Lintas & Partners Worldwide. This merger has created a global group with billings of more than $11 billion, which will rank among the world's top 5 agency groups. The merger, which involves the consolidation of office operations in Lowe Lintas agencies in over 30 countries around the world, is well underway. Once complete, the newly merged agency network will have offices in over 80 countries around the world.

During the fourth quarter of 1999, the company developed a comprehensive restructuring plan which includes headcount reductions, consolidation of real estate and sale or disposition of certain investments. The execution of the plan began in the fourth quarter of 1999 and will be completed within the next several months. The Company currently estimates that the merger will involve an overall reduction in headcount of between 800 and 900 out of a total combined workforce prior to the merger of over 13,000.

The Company expects that approximately half of the total costs will be cash charges related to the employee severance, lease termination and other costs incurred in connection with the restructuring. The Company expects a similar amount of non-cash asset write-offs, primarily related to leasehold improvements and other tangible and intangible assets, as a result of the restructuring.

The Company expects to benefit from the resulting reduction in employee related costs, compensation, benefits and space occupancy. These benefits will begin to be realized in the second half of 2000. It is anticipated that a significant portion of the savings will be offset by investments in creative talent, technology and other capabilities to support the acceleration of growth in the future. The Company anticipates that beginning in 2001 its after-tax results of operations will benefit by between $20 to $25 million.

The Interpublic Group of Companies, Inc, one of the largest advertising and marketing communications organizations in the world, is comprised of McCann-Erickson WorldGroup, The Lowe Group, Western Initiative Media Worldwide, International Public Relations, Octagon, Zentropy Partners, Allied Communications Group and other related companies. The shares of The Interpublic Group of Companies, Inc. are listed on the New York Stock Exchange ("IPG"). For further information, visit: www.Interpublic.com.

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Contacts: IPG

Sean Orr - 212-399-8093

Thomas J. Volpe - 212-399-8056